FIRST AMENDMENT TO APPENDIX A OF THE OPERATING EXPENSE LIMITATION AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST Ill

and

First Pacific Advisors, LP.

THIS FIRST AMENDMENT TO APPENDIX A TO THE OPERATING EXPENSE LIMITATION AGREEMENT (the ''First Amendment") is made and entered into as of January 1 1, 2023, between Northern Lights Fund Trust 111, a Delaware statutory trust (the "Trust"), and First Pacific Advisors, LP, a Delaware Limited Partnership (the "Adviser") located at 1 1601 Wilshire Boulevard, Suite 1200, Los Angeles, CA 90025.

RECITALS:

WHEREAS, the parties previously entered into that certain Operating Expense Limitation Agreement between the Trust and the Adviser dated as of October 21, 2021 (the "Agreement");

NOW, THEREFORE, the parties hereto agree as fol lows:

Effective February 1, 2023, Appendix A of the Agreement is hereby replaced with the following:

Fund	Operating Expense Limit	Term
FPA Global Eq uity ETF	0.49%	Through January 31, 2024
	0.59%	February I , 2024 through January 31, 2025

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST Ill

By: /s/ Eric Kane

Name: Eric Kane

Title: President

First Pacific Advisors, LP

By: /s/ J. Richard Atwood

Name:J. Richard Atwood

Title: Managing Partner